Exhibit 99.1

For Immediate Release

Contact: Harvey Grossblatt, CEO

Universal Security Instruments, Inc.

410-363-3000, Ext. 224

or

Don Hunt, Jeff Lambert

Lambert, Edwards & Associates, Inc.

616-233-0500

Universal Security Instruments Reports Second-Quarter Results

OWINGS MILLS, MD. November 12, 2013: Universal Security Instruments, Inc. (NYSE AMEX: UUU) today announced results for its fiscal second quarter ended September 30, 2013.

For the three months ended September 30, 2013, the Company reported a net loss of $2,559,218, or $1.12 per basic and diluted share, on net sales of $3,195,611, compared to a net loss of $218,193, or $0.09 per basic and diluted share, on net sales of $3,456,813 for the same period last year. Included in this quarter’s results was a non-cash charge of $2,479,901 to provide an allowance against the Company’s deferred tax asset. The Company recorded this charge due to continued taxable losses and new product offerings that were delayed which caused uncertainty as to whether the Company will generate sufficient taxable income to use the deferred tax asset credits as an offset in accordance with accounting guidance. The deferred tax asset credits do not start to expire until March 2016 and, to the extent that the Company has taxable income prior to the tax credits’ expiration, the non-cash charge could be reversed.

For the six months ended September 30, 2013, sales were $6,201,280 versus $6,516,165 for the same period last year. The Company reported a net loss of $2,578,748, or $1.13 per basic and diluted share, compared to a net loss of $580,791 or $0.25, per basic and diluted share. Included in the six months results was the non-cash charge of $2,310,835 as an allowance against the deferred tax asset described above versus a tax benefit of $167,897 in the comparable period of last year.

“USI continues to reduce its loss from operations before taxes to $267,913 for the current six months compared to $748,688 for the comparable period last year and we believe that this trend indicates the continued improvement in our results in our effort to return to profitability while funding our new line of sealed smoke and carbon monoxide alarms The Company believes that the introduction of its new line of sealed smoke and carbon monoxide alarms in 2014 will have a positive impact on sales and earnings.” said Harvey Grossblatt, CEO of Universal.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has an over 40-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

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"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

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UNIVERSAL SECURITY INSTRUMENTS, INC.

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	Three Months Ended September,
	2013	2012
Sales	$3,195,611	$3,456,813
Net loss	(2,559,218)	(218,193)
Loss per share:
Basic	(1.12)	(0.09)
Diluted	(1.12)	(0.09)
Weighted average number of common shares outstanding:
Basic	2,287,887	2,314,714
Diluted	2,287,887	2,314,714

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended September 30,
	2013	2012
Sales	$6,201,280	$6,516,165
Net loss	(2,578,748)	(580,791)
Loss per share:
Basic	(1.13)	(0.25)
Diluted	(1.13)	(0.25)
Weighted average number of common shares outstanding:
Basic	2,287,887	2,320,655
Diluted	2,287,887	2,320,655

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS
	September 30,
	2013	2012
Cash and investments	$1,017,402	$1,270,393
Accounts receivable and amount due from factor	2,280,261	2,553,889
Inventory	6,043,640	6,453,652
Prepaid expenses	361,757	537,432
TOTAL CURRENT ASSETS	9,703,060	10,815,366

INVESTMENT IN HONG KONG JOINT VENTURE	15,010,284	14,352,475
PROPERTY, PLANT AND EQUIPMENT – NET	212,371	246,048
OTHER ASSETS AND DEFERRED TAX ASSET	38,134	2,572,717
TOTAL ASSETS	$24,963,849	$27,986,606

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accrued expenses	$426,434	$772,802
Accrued liabilities	155,862	145,725
TOTAL CURRENT LIABILITIES	582,296	918,527

LONG TERM OBLIGATION	25,000	25,000

SHAREHOLDERS’ EQUITY
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,287,887 and 2,312,759 at September 30, 2013 and 2012, respectively	22,879	23,128
Additional paid-in capital	12,793,724	12,809,389
Retained earnings	10,306,612	12,757,130
Accumulated other comprehensive income	1,233,338	1,453,432
TOTAL SHAREHOLDERS’ EQUITY	24,356,553	27,043,079
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$24,963,849	$27,986,606